Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

November 10, 2020

Acuity Brands, Inc.

Acuity Brands Lighting, Inc.

ABL IP Holding LLC

c/o	Acuity Brands, Inc.
1170 Peachtree Street, N.E., Suite 2300
Atlanta, Georgia 30309-7676

Ladies and Gentlemen,

We have acted as counsel to Acuity Brands Lighting, Inc., a Delaware corporation (“ABL”), Acuity Brands, Inc., a Delaware corporation (the “Parent Guarantor”), and ABL IP Holding LLC, a Georgia limited liability company (the “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”), in connection with the offering by ABL of $500 million aggregate principal amount of 2.150% Senior Notes due 2030 (the “Notes”) and the guarantees thereof (the “Guarantees”) by the Guarantors. The Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration No. 333-249656) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus dated October 27, 2020 (the “Base Prospectus”) and a prospectus supplement relating to the Notes, dated October 27, 2020 (the “Prospectus Supplement” and, collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates, statements and representations of public officials and representatives of ABL and the Guarantors.

We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture, dated as of November 10, 2020 (the “Base Indenture”), between ABL and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (including the Guarantees therein), dated as of November 10, 2020 (the “Supplemental Indenture”), among ABL, the Guarantors and the Trustee, and an officer’s

Acuity Brands Lighting, Inc.

November 10, 2020

certificate setting forth the terms of the Notes, dated as of November 10, 2020 (the “Officer’s Certificate” and, together with the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), has been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)

The Notes, upon issuance and sale thereof as described in the Prospectus and, when executed and delivered by ABL and duly authenticated by the Trustee in accordance with the terms of the Indenture, will be valid and binding obligations of ABL, enforceable against ABL in accordance with their terms; and

(2)

The Guarantees, upon the issuance and sale of the Notes as described in the Prospectus and, when the Notes have been executed and delivered by ABL and duly authenticated by the Trustee in accordance with the terms of the Indenture, will be valid and binding obligations of the Guarantors, enforceable against each respective Guarantor in accordance with their terms.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York and Georgia and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of ABL and the Guarantors in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K that you will file on the date hereof and which will be incorporated by reference into the Registration Statement, and to the reference to us under the caption “Validity of the Securities” in the Prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP